Exhibit (11)





                         PATRIOT TRANSPORTATION HOLDING, INC.
                      COMPUTATION OF EARNINGS PER COMMON SHARE
                                   (UNAUDITED)

                                                   THREE MONTHS
                                                 ENDED DECEMBER 31,
                                                  2001      2000

Net income                                   $1,346,000   2,129,000

Common shares:

Weighted average shares
 outstanding during the
 period - shares used for
 basic earnings per share                    3,139,942    3,204,529

Shares issuable under stock
 options which are poten-
 tially dilutive                                 2,098           96
Shares used for diluted earnings
 per share                                   3,142,040    3,204,625


Basic earnings per
 common share                                     $.43          .66

Diluted earnings
 per common share                                 $.43          .66




















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